                                                                      EXHIBIT 11

                        SYNTELLECT INC. AND SUBSIDIARIES
             SCHEDULE OF COMPUTATION OF NET INCOME (LOSS) PER SHARE
                    (in thousands, except per share amounts)

                                                            Three Months Ended     Six Months Ended
                                                                 June 30,               June 30,
                                                             ---------------        ----------------
                                                             1996       1995        1996        1995
                                                             ----       ----        ----        ----
Net income (loss)                                         $    (393)  $ (1,783)    $ (1,476)   $ (1,219)
                                                          =========   ========     ========    ========
Weighted average shares:
     Common shares outstanding                               13,412     13,151       13,400      13,163
     Common equivalent shares representing shares
      issuable upon exercise of stock options (1)               --         --           --          --
                                                          ---------   --------     --------    --------
          Total weighted average shares - primary            13,412     13,151       13,400      13,163

Incremental common equivalent shares (calculated using          --         --           --          --
  the higher of end of  period or average market value (2)
          Total weighted average shares - fully diluted
                                                             13,412     13,151       13,400      13,163
                                                          =========   ========     ========    ========
Primary net income (loss) per common and equivalent
  share                                                   $    (.03)  $   (.14)    $   (.11)   $   (.09)
                                                          =========   ========     ========    ========
Fully diluted net income (loss) per common and equivalent
  share (2)                                               $    (.03)  $   (.14)    $   (.11)   $   (.09)
                                                          =========   ========     ========    ========
Additional adjustments to fully diluted weighted
 average shares (3):
         Total weighted average shares - fully diluted       13,412     13,151       13,400      13,163
         Common equivalent shares representing shares
           issuable upon exercise of stock options (1)           --         --           --          --
                                                          ---------   --------     --------    --------
                  Total weighted average shares - fully
                       diluted, as adjusted                  13,412     13,151       13,400      13,163
                                                          =========   ========     ========    ========
Fully diluted net income (loss) per common and equivalent
     share, as adjusted (3)                               $    (.03)  $   (.14)    $   (.11)   $   (.09)
                                                          =========   ========     ========    ========

- -----------
Notes:
(1) Amount calculated using the treasury stock method and fair market values.

(2) This calculation is submitted in accordance with Regulation S-K Item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%. Incremental amounts are zero; calculation is shown for presentation purposes only.

(3) This calculation is submitted in accordance with Regulation S-K Item 601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.